Exhibit 99.1

Array BioPharma Reports Financial Results For The Third Quarter Of Fiscal 2016

- Binimetinib regulatory submission planned for first half of 2016

- ASCO 2016 Presentations: binimetinib Phase 3 NRAS melanoma (NEMO) results; encorafenib Phase 2 BRAF colorectal cancer update

- Global Phase 3 trial in BRAF colorectal cancer to start in 2016

BOULDER, Colo., May 3, 2016 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule cancer therapies, today reported results for its fiscal year third quarter ending March 31, 2016 and provided an update on the progress of its key clinical development programs.

"We have a number of near-term value-drivers, highlighted by our planned NDA submission for binimetinib based on results from our Phase 3 trial in NRAS-mutant melanoma patients (NEMO)," said Ron Squarer, Array's Chief Executive Officer. "At ASCO, we will present full results from the NEMO trial, as well as provide an update on our Phase 2 study of encorafenib plus cetuximab in BRAF-mutant colorectal cancer patients. Later this summer, we plan to share top-line results from COLUMBUS, our Phase 3 trial of binimetinib and encorafenib in BRAF melanoma patients. We also expect results from SELECT-1, a study of selumetinib in second line KRAS-mutant non-small cell lung cancer patients. Given our estimated cash runway, a series of strong partnerships and continued Novartis funding of ongoing binimetinib and encorafenib trials, we are well positioned to execute on our long-term strategy."

KEY PIPELINE UPDATES

Binimetinib (MEK162) and encorafenib (LGX818)
Novartis Agreement
Novartis continues to conduct and/or substantially fund all ongoing trials with binimetinib and encorafenib through their completion, including the NEMO and COLUMBUS trials. Reimbursement revenue from Novartis was approximately $74 million for the previous 9 months, of which $64 million was recorded over the past two quarters.

NEMO: Global Phase 3 trial of binimetinib versus dacarbazine in NRAS-mutant melanoma patients
Based on the results of the NEMO trial, Array plans to submit an NDA during the first half of 2016. Results from NEMO will be presented at the 2016 American Society of Clinical Oncology conference (ASCO), and will include progression free survival (PFS), overall survival (OS), objective response rate (ORR), safety and pre-specified sub-group analyses, including outcomes in patients who received prior treatment with immunotherapy.

Activating NRAS mutations are present in approximately 20% of patients with metastatic melanoma, and has been a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy (PD-1, CTLA4), therefore binimetinib could represent an important additional therapy for these patients.

COLUMBUS: Global Phase 3 trial of binimetinib plus encorafenib versus vemurafenib in BRAF-mutant melanoma patients
As part of Array's standard data cleaning protocol, it was recently learned that additional PFS events need to be observed prior to database lock and final analysis, a process previously expected to be complete by the end of June. Array now projects COLUMBUS top-line results availability during the third quarter of 2016.

Activating BRAF mutations are present in approximately 50% of patients with metastatic melanoma. In two separate Phase 1/2 trials in this patient population, binimetinib plus encorafenib demonstrated encouraging clinical activity and an attractive tolerability profile, including low incidence of pyrexia, and little to no incidence of rash or photosensitivity. Patients treated in two Phase 3 trials of dabrafenib plus trametinib (COMBI-d and COMBI-v) experienced greater than 50% incidence of pyrexia (fever), while in a large, randomized trial of vemurafenib and cobimetinib (coBRIM) nearly 50% of patients experienced photosensitivity reactions. Of the patients who experienced pyrexia on COMBI-d and COMBI-v, one-third to one-half reported three or more events, and at least half required dose modifications including interruptions, reductions, or discontinuation as a result of their pyrexia. Of the patients who experienced photosensitivity on coBRIM, the median duration of photosensitivity was three months, duration was as long as 14 months for some patients. Only 63% of patients with photosensitivity reactions experienced resolution while on study.

BRAF-Mutant Colorectal Cancer
Array's updated results, including PFS and OS, from its Phase 2 combination trial with encorafenib in patients with BRAF-mutant colorectal cancer (BRAF CRC) will be presented at ASCO 2016. Based on the strength of existing Phase 2 combination data, Array plans to initiate a Phase 3 global registration trial in this patient population later this year.

Colorectal cancer is the third most common cancer among men and women in the United States, with approximately 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016. BRAF mutations occur in up to 20% percent of patients with colorectal cancer and represents a poor prognosis for these patients. Historical published PFS and OS results after first line range from 1.8 to 2.5 months and 4.7 to 5.9 months, respectively. In addition, historical published response rates from various studies for EGFR-based therapy in this population range from 6% to 8%. Array's data shared at the 2015 European Society of Medical Oncology's World Congress of Gastrointestinal Cancer (ESMO GI) compare favorably both to currently available therapies for BRAF CRC patients, and to other recently published investigational approaches in this population. The combination of encorafenib and cetuximab has demonstrated a well-tolerated safety profile with most treatment related adverse events being grade 1 or 2 and few grade 3 or 4 adverse events.

ARRY-797 (ARRY-371797)
Phase 2 trial on-going in patients with LMNA A/C-related dilated cardiomyopathy (DCM)
Array is conducting a 12-patient Phase 2 study to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA A/C-related DCM, a serious, genetic cardiovascular disease. Results will be presented at the European Society of Cardiology on August 30, 2016. By age 45, approximately 70% of patients with LMNA A/C-related DCM will have died, suffered a major cardiac event, or will have undergone a heart transplant. Data on the primary endpoint of mean change in six-minute walk test (6MWT) at 12 weeks relative to baseline exceeds benchmarks set by a number of drugs for rare diseases recently approved on the basis of the 6MWT as a primary endpoint. Secondary endpoints in the ARRY-797 trial, including changes in N-Terminal pro-Brain-derived Natriuretic Peptide (NT-proBNP, a serum biomarker of heart failure severity), and patient reported outcomes, are directionally consistent with the primary endpoint. Data for patients followed through 48 weeks suggest a durable effect. Taken together, the data to date suggest a path forward for this program, and Array has met with regulators to discuss the design of a study that could be the basis for marketing approval.

Selumetinib (partnered with AstraZeneca)
Registration trials advancing in NSCLC (SELECT-1), thyroid cancer (ASTRA) and neurofibromatosis type 1
AstraZeneca continues to advance selumetinib in three registration trials: SELECT-1 in patients with KRAS-mutant non-small cell lung cancer (NSCLC), a registration trial in patients with neurofibromatosis type 1 and ASTRA in patients with differentiated thyroid cancer. AstraZeneca expects top-line results from SELECT-1 in the second half of 2016 and projects a regulatory filing of selumetinib in NSCLC in the first half of 2017.

SELECT-1 is a 500-patient randomized, double-blind, placebo-controlled study that was designed to evaluate the safety and efficacy of selumetinib plus docetaxel as a second line therapy in locally advanced or metastatic KRAS-mutant NSCLC. KRAS mutations are amongst the most common mutations in NSCLC, present in approximately a quarter of these patients. The study is designed to evaluate PFS as the primary endpoint and a key secondary endpoint is OS. AstraZeneca's decision to progress selumetinib to Phase 3 in NSCLC followed the results from a randomized Phase 2 study evaluating the combination of selumetinib with docetaxel against docetaxel alone in KRAS-mutation positive NSCLC. This study demonstrated response rates of 37.2% vs 0% (p<0.0001), and a statistically significant improvement in PFS of 5.3 vs 2.1 months (HR 0.58, p<0.014).

ARRY-954 / Select Tropomyosin Receptor Kinase A (TrkA) inhibitor for pain and inflammation
Asia-Focused Strategic Collaboration with Asahi Kasei Pharma Corporation; Array retains the right for all compounds for all indications outside of Asia
In March 2016, Array announced a strategic collaboration with Asahi Kasei Pharma Corporation to develop and commercialize select preclinical TrkA inhibitors, including Array-invented ARRY-954, for pain, inflammation and other non-cancer indications. Under the terms of the agreement, Array retains the right for all compounds for all indications outside of Asia. Within Asia, Array retains the right to cancer indications for all compounds, excluding those compounds being developed by Asahi Kasei Pharma, including ARRY-954. Asahi Kasei Pharma will have exclusive rights to develop and commercialize products in Japan, Korea, Taiwan and China for pain, inflammation and other non-cancer indications. Array received an upfront payment of $12 million, is entitled to receive up to $64 million if certain development and commercialization milestones are achieved, and is eligible for up to double-digit royalties. Activation of the TrkA pathway by Nerve Growth Factor (NGF) has been implicated in the pathogenesis of many difficult to treat human pain conditions such as osteoarthritis pain, chronic low back pain, diabetic peripheral neuropathy, cancer pain and interstitial cystitis.

FINANCIAL HIGHLIGHTS

Cash, cash equivalents, marketable securities were approximately $118 million and accounts receivable was approximately $63 million at the end of the quarter. Accounts receivable primarily consist of receivables expected to be paid by Novartis within three months and the $12.0 million up-front fee from Asahi Kasei Pharma, which was received in April 2016. In March 2015, binimetinib and encorafenib became wholly-owned assets of Array, which prompted changes to the classification of revenue and expenses for the programs. The new expense classifications were included in the fourth quarter of fiscal 2015 financial results. Beginning in the first quarter of fiscal 2016, Array reports revenue from Novartis reimbursements under its agreements with Novartis for binimetinib and encorfenib as a separate line item called "reimbursement revenue." The net earnings (or loss) per share described below are diluted net earnings (or loss) per share.

Third Quarter of Fiscal 2016 Compared to Second Quarter of Fiscal 2016 (Sequential Quarters Comparison)
Revenue for the third quarter of fiscal 2016 was $43.0 million, compared to $35.4 million for the prior sequential quarter. The $7.6 million increase in revenue was primarily due to higher reimbursement revenue from Novartis. Cost of partnered programs for the third quarter of fiscal 2016 was $5.8 million, compared to $5.7 million for the prior quarter. Research and development expense was $48.8 million, compared to $41.4 million in the prior quarter. The increase in research and development expense is primarily related to the ongoing transition of binimetinib and encorafenib trials from Novartis to Array. Net loss for the third quarter was $22.7 million, or ($0.16) per share, and was $24.2 million, or ($0.17) per share in the prior quarter.

Third Quarter of Fiscal 2016 Compared to Third Quarter of Fiscal 2015 (Prior Year Comparison)
Compared to the same quarter of fiscal 2015, revenue for the third quarter of fiscal 2016 increased by $36.4 million, primarily due to $36.9 million in reimbursement revenue from Novartis. Cost of partnered programs decreased by $6.3 million compared to the third quarter of fiscal 2015 primarily due to binimetinib development costs being presented as research and development expense instead of cost of partnered programs upon becoming wholly-owned programs. Research and development expense increased by $37.0 million compared to the third quarter of fiscal 2015 due to the categorization of binimetinib costs, as well as new spending on encorafenib. Net loss for the third quarter of fiscal 2016 was $22.7 million, or ($0.16) per share, and was net income of $58.3 million, or $0.37 net income per share, for the same quarter in fiscal 2015.

Nine Months of Fiscal 2016 Compared to Nine Months of Fiscal 2015 (Prior Year Comparison)
For the nine months ended March 31, 2016, revenue was $94.7 million, compared to $39.6 million for the same period in fiscal 2015. Net loss for the nine months ended March 31, 2016, was $67.8 million, or ($0.47) per share, compared to a net income of $22.1 million, or $0.16 per share, in the comparable prior year period. The third quarter of fiscal 2015 included a one-time $80.0 million net gain on the binimetinib and encorafenib agreements. Cash outflows for the nine months ended March 31, 2016 was $62 million.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, May 3, 2016 at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, will lead the call.

Date:	Tuesday, May 3, 2016
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	86078064
Webcast, including Replay and Conference Call Slides:
http://edge.media-server.com/m/p/stxvbem8

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of May 3, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015

Revenue
Reimbursement revenue	$36,941	$1,340	$73,912	$1,340
Collaboration revenue	5,249	5,162	18,800	17,882
License and milestone revenue	857	99	1,962	20,367
Total revenue	43,047	6,601	94,674	39,589

Operating expenses
Cost of partnered programs	5,847	12,140	17,722	37,415
Research and development for proprietary programs	48,802	11,817	111,151	35,824
General and administrative	8,406	8,187	25,702	23,064
Total operating expenses	63,055	32,144	154,575	96,303
Gain on the Binimetinib and Encorafenib Agreements, net	-	80,010	-	80,010

Loss from operations	(20,008)	54,467	(59,901)	23,296

Other income (expense)
Realized gain from marketable securities, net	-	6,402	-	6,402
Interest income	76	15	167	36
Interest expense	(2,743)	(2,577)	(8,092)	(7,631)
Total other expense, net	(2,667)	3,840	(7,925)	(1,193)

Net income (loss)	$(22,675)	$58,307	$(67,826)	$22,103

Net loss per share - basic	$(0.16)	$0.42	$(0.47)	$0.16
Net loss per share - diluted	$(0.16)	$0.37	$(0.47)	$0.16

Weighted average shares outstanding - basic	143,338	139,769	142,792	135,113
Weighted average shares outstanding - diluted	143,338	166,265	142,792	138,573

Summary Balance Sheet Data
(in thousands)
	March 31,	June 30,
	2016	2015

Cash, cash equivalents, marketable securities and accounts receivable	$181,317	$185,129
Property, plant and equipment, gross	$60,428	$58,438
Working capital	$128,045	$148,623
Total assets	$196,184	$198,207
Long-term debt, net	$111,999	$107,280
Total stockholders' equity (deficit)	$(14,803)	$42,653

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Logo - http://photos.prnewswire.com/prnh/20121029/LA02195LOGO